Exhibit Relating to Item 77(e) of Form N-SAR for
BlackRock New Jersey Invesment Quality Municipal Trust Inc. (the "Trust") for the six months ended October 31, 2001

? The Annual Meeting of the Trust's shareholders was held on May 24, 2001.
At such meeting the shareholders approved the election of directors.
Pursuant to Instruction 2 to this Sub-Item, Information as to the matters has not been included in this Attachment.